Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JUNE 7, 2024

HURCO REPORTS SECOND QUARTER RESULTS FOR FISCAL YEAR 2024

INDIANAPOLIS, INDIANA – June 7, 2024 -- Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the second fiscal quarter ended April 30, 2024. Hurco recorded a net loss of $3,922,000, or $(0.61) per diluted share, for the second quarter of fiscal year 2024, compared to net income of $377,000, or $0.06 per diluted share, for the corresponding period in fiscal year 2023. For the first six months of fiscal year 2024, Hurco reported a net loss of $5,570,000, or $(0.86) per diluted share, compared to net income of $1,707,000, or $0.26 per diluted share, for the corresponding period in fiscal year 2023.

Sales and service fees for the second quarter of fiscal year 2024 were $45,172,000, a decrease of $8,647,000, or 16%, compared to the corresponding prior year period, and included a favorable currency impact of $59,000, or less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for the first six months of fiscal year 2024 were $90,231,000, a decrease of $18,270,000, or 17%, compared to the corresponding prior year period, and included a favorable currency impact of $838,000, or less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Greg Volovic, Chief Executive Officer, stated, “In a year of global uncertainty and broader market softening, resulting in tighter margins and lower sales volumes, we are focusing on adjusting our overhead and operating expenses to minimize the impact on operating income while maintaining a strong balance sheet. Additionally, we are optimizing inventory management and utilizing the resulting cash flow to refine our capital allocation strategies, enabling us to invest in new technologies, product development, and essential capital expenditures, maximizing cash flows without incurring significant debt. These actions will also enable us to continue - and even expand - our investments in research and development, product enhancements, global distribution, and other strategic opportunities. We remain focused on strengthening our balance sheet and ensuring our capital allocation strategy meets both short-term and long-term business needs, with a strong commitment to returning value to our shareholders. We are preparing to participate in the International Manufacturing Trade Show (IMTS) in Chicago with an expanded presence. At IMTS, we will showcase the future of art and science in machine and control design. Patrons will have a unique opportunity to experience Hurco's vision of the future with a newly styled machine tool outfitted with a novel, ergonomic, graphics-centric, and customizable touch-screen control running our never-before-seen revolutionary WinMax user-interface, driven by our latest innovations in AI-powered autonomous CNC control technologies. We will also be debuting the new Inspire+ control for our Milltronics machines and Takumi's new advanced five-axis product offering. ProCobots automation solutions will also be featured on nearly all our machines, highlighting how accessible automation is transforming machine shops worldwide. Our steadfast investment in R&D, regardless of industry cycles, continues to be the foundational cornerstone of our culture and a key driver of our success."

The following table sets forth net sales and service fees by geographic region for the second fiscal quarter and six months ended April 30, 2024, and 2023 (dollars in thousands):

	Three Months Ended				Six Months Ended
	April 30,				April 30,
	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Americas	$16,947	$18,324	($1,377)	(8)%	$33,597	$40,337	($6,740)	(17)%
Europe	22,720	29,991	(7,271)	(24)%	45,470	58,583	(13,113)	(22)%
Asia Pacific	5,505	5,504	1	0%	11,164	9,581	1,583	17%
Total	$45,172	$53,819	($8,647)	(16)%	$90,231	$108,501	($18,270)	(17)%

Sales in the Americas for the second quarter and first six months of fiscal year 2024 decreased by 8% and 17%, respectively, compared to the corresponding periods in fiscal year 2023, primarily due to decreased shipments of Hurco machines.  The decrease in sales of Hurco machines was primarily attributable to decreased shipments of VM machines, partially offset by increased sales of higher-performing VMX and 5-axis machines.

European sales for the second quarter of fiscal year 2024 decreased by 24%, compared to the corresponding period in fiscal year 2023, and included a favorable currency impact of less than 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. European sales for the first six months of fiscal year 2024 decreased by 22%, compared to the corresponding period in fiscal year 2023, and included a favorable currency impact of 2%, when translating foreign sales to U.S. dollars for financial reporting purposes.  The year-over-year decreases in European sales were primarily attributable to a decreased volume of shipments of Hurco and Takumi machines in Germany, the United Kingdom, and Italy, as well as decreased volume of shipments of electro-mechanical components and accessories manufactured by our wholly-owned subsidiary, LCM Precision Technology S.r.l. (“LCM”), partially offset by an increased volume of shipments of Hurco machines in France.

Asian Pacific sales for the second quarter of fiscal year 2024 were relatively unchanged compared to the corresponding prior year period, and included an unfavorable currency impact of 3%, when translating foreign sales to U.S. dollars for financial reporting purposes.  Asian Pacific sales for the first six months of fiscal year 2024 increased by 17%, compared to the corresponding prior year period, and included an unfavorable currency impact of 2%, when translating foreign sales to U.S. dollars for financial reporting purposes.  The year-over-year increase in Asian Pacific sales in the six-month period was primarily attributable to increased sales of higher-performance VMX and 5-axis Hurco and Takumi machines in India, partially offset by reductions in shipments of Hurco and Takumi machines in China and Southeast Asia.

Orders for the second quarter of fiscal year 2024 were $44,192,000, a decrease of $16,031,000, or 27%, compared to the corresponding period in fiscal year 2023, and included a favorable currency impact of $107,000, or less than 1%, when translating foreign orders to U.S. dollars. Orders for the first six months of fiscal year 2024 were $94,410,000, a decrease of $19,043,000, or 17%, compared to the corresponding period in fiscal year 2023, and included a favorable currency impact of $893,000, or less than 1%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the second fiscal quarter and six months ended April 30, 2024, and 2023 (dollars in thousands):

	Three Months Ended				Six Months Ended
	April 30,				April 30,
	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change
Americas	$17,069	$22,254	($5,185)	(23)%	$37,865	$41,941	($4,076)	(10)%
Europe	23,873	32,994	(9,121)	(28)%	47,408	62,880	(15,472)	(25)%
Asia Pacific	3,250	4,975	(1,725)	(35)%	9,137	8,632	505	6%
Total	$44,192	$60,223	($16,031)	(27)%	$94,410	$113,453	($19,043)	(17)%

Orders in the Americas for the second quarter and first six months of fiscal year 2024 decreased by 23% and 10%, respectively, compared to the corresponding periods in fiscal year 2023. The decreases in orders for both periods were primarily due to decreased customer demand for Hurco VM machines, partially offset by increased orders of higher-performing VMX and 5-axis machines.

European orders for the second quarter of fiscal year 2024 decreased by 28%, compared to the corresponding prior year period, and included a favorable currency impact of less than 1%, when translating foreign orders to U.S. dollars. The decrease in orders was driven primarily by decreased customer demand for Hurco and Takumi machines in Germany, the United Kingdom, and Italy, as well as decreased demand for electro-mechanical components and accessories manufactured by LCM, partially offset by increased customer demand for Hurco machines in France.  European orders for the first six months of fiscal year 2024 decreased by 25%, compared to the corresponding prior year period, and included a favorable currency impact of 2%, when translating foreign orders to U.S. dollars. The year-over-year decrease was mainly due to decreased customer demand for Hurco machines across the European region where our customers are located and for electro-mechanical components and accessories manufactured by LCM.

Asian Pacific orders for the second quarter of fiscal year 2024 decreased by 35%, compared to the corresponding prior year period, and included an unfavorable currency impact of 2%, when translating foreign orders to U.S. dollars. The decrease in Asian Pacific orders was driven primarily by decreased customer demand for Hurco and Takumi machines in China, India, and Southeast Asia.  Asian Pacific orders for the first six months of fiscal year 2024 increased by 6%, compared to the corresponding prior year period, and included an unfavorable currency impact of 2%, when translating foreign orders to U.S. dollars. The year-over-year increase in Asian Pacific orders was driven primarily by increased customer demand for Hurco machines in China and India, partially offset by decreased demand for Takumi machines in China.

Gross profit for the second quarter of fiscal year 2024 was $8,019,000, or 18% of sales, compared to $12,583,000, or 23% of sales, for the corresponding prior year period. Gross profit for the first six months of fiscal year 2024 was $17,714,000, or 20% of sales, compared to $25,301,000, or 23% of sales, for the corresponding prior year period.  The year-over-year decreases in gross profit as a percentage of sales were primarily due to the lower volume of sales of higher-performance vertical milling machines in the Americas and Europe. Additionally, the second quarter of fiscal 2024 included decreases in average net selling prices, designed for certain machines to penetrate key markets and reduce inventories. The decreases in both sales volume and pricing unfavorably impacted gross profit in dollars and as a percentage of sales, reducing our leverage of fixed costs, in comparison to the corresponding prior year periods.

Selling, general, and administrative expenses for the second quarter of fiscal year 2024 were $11,461,000, or 25% of sales, compared to $11,592,000, or 22% of sales, in the corresponding fiscal year 2023 period, and included an unfavorable currency impact of $14,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general, and administrative expenses for the first six months of fiscal year 2024 were $22,976,000, or 25% of sales, compared to $23,076,000, or 21% of sales, in the corresponding fiscal year 2023 period, and included an unfavorable currency impact of $182,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general, and administrative expenses as a percentage of sales increased in the second quarter and first six months of fiscal year 2024 compared to each of the corresponding prior year periods due to the lower volume of sales year-over-year.

The effective tax rates for the second quarter and first six months of fiscal year 2024 were (1)% and 9%, respectively, compared to 44% and 35% in each of the corresponding prior year periods. The year-over-year decreases in the effective tax rates were primarily due to changes in geographic mix of income and loss that includes jurisdictions with differing tax rates, a discrete item related to stock compensation and the impact of valuation allowances on an overall lower level of income before taxes.

Cash and cash equivalents totaled $37,542,000 at April 30, 2024, compared to $41,784,000 at October 31, 2023. Working capital was $187,574,000 at April 30, 2024, compared to $193,257,000 at October 31, 2023. The decrease in working capital was primarily driven by decreases in accounts receivable, net and cash and cash equivalents, partially offset by increases in inventories, net and prepaid and other assets and decreases in accounts payable and accrued payroll and employee benefits.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, the Czech Republic, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; the impact of the COVID-19 pandemic and other public health epidemics and pandemics on the global economy, our business and operations, our employees and the business, operations and economies of our customers and suppliers; and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended April 30,		Six Months Ended April 30,
	2024	2023	2024	2023

	(unaudited)		(unaudited)
Sales and service fees	$ 45,172	$ 53,819	$ 90,231	$ 108,501
Cost of sales and service	37,153	41,236	72,517	83,200

Gross profit	8,019	12,583	17,714	25,301
Selling, general and administrative expenses	11,461	11,592	22,976	23,076

Operating (loss) income	(3,442)	991	(5,262)	2,225

Interest expense	136	55	267	71
Interest income	164	85	320	137
Investment income	8	7	67	36
Other (expense) income, net	(476)	(360)	(989)	281
(Loss) income before taxes	(3,882)	668	(6,131)	2,608
Provision (benefit) for income taxes	40	291	(561)	901
Net (loss) income	($ 3,922)	$ 377	($ 5,570)	$ 1,707

(Loss) income per common share
Basic	($ 0.61)	$ 0.06	($ 0.86)	$ 0.26
Diluted	($ 0.61)	$ 0.06	($ 0.86)	$ 0.26
Weighted average common shares outstanding
Basic	6,518	6,486	6,500	6,536
Diluted	6,518	6,516	6,500	6,570

Dividends per share	$ 0.16	$ 0.16	$ 0.32	$ 0.31

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended April 30,		Six Months Ended April 30,
Operating Data:	2024	2023	2024	2023

	(unaudited)		(unaudited)
Gross margin	18%	23%	20%	23%
SG&A expense as a percentage of sales	25%	22%	25%	21%
Operating (loss) income as a percentage of sales	(8)%	2%	(6)%	2%
Pre-tax (loss) income as a percentage of sales	(9)%	1%	(7)%	2%
Effective tax rate	(1)%	44%	9%	35%
Depreciation and amortization	$ 882	$ 1,050	$ 1,790	$ 2,104
Capital expenditures	$ 479	$ 807	$ 1,311	$ 1,406

Balance Sheet Data:	4/30/2024	10/31/2023
Working capital	$ 187,575	$ 193,257
Days sales outstanding	47	41
Inventory turns	1.0	1.1
Capitalization
Total debt	--	--
Shareholders' equity	215,577	222,231
Total	$ 215,577	$ 222,231

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	April 30,	October 31,
	2024	2023
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$ 37,542	$ 41,784
Accounts receivable, net	27,052	39,965
Inventories, net	163,806	157,952
Derivative assets	365	740
Prepaid and other assets	10,209	7,789
Total current assets	238,974	248,230
Property and equipment:
Land	1,046	1,046
Building	7,387	7,387
Machinery and equipment	25,843	26,779
Leasehold improvements	4,523	4,473
	38,799	39,685
Less accumulated depreciation and amortization	(31,453)	(30,826)
Total property and equipment, net	7,346	8,859
Non-current assets:
Software development costs, less accumulated amortization	6,985	7,030
Intangible assets, net	860	994
Operating lease - right of use assets, net	11,490	10,971
Deferred income taxes	4,880	4,749
Investments and other assets	10,291	9,756
Total non-current assets	34,506	33,500
Total assets	$ 280,826	$ 290,589

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 27,356	$ 29,661
Customer deposits	3,244	2,827
Derivative liabilities	2,578	1,821
Operating lease liabilities	3,658	3,712
Accrued payroll and employee benefits	7,592	9,853
Accrued income taxes	1,190	1,713
Accrued expenses	4,660	4,092
Accrued warranty expenses	1,121	1,294
Total current liabilities	51,399	54,973
Non-current liabilities:
Deferred income taxes	61	83
Accrued tax liability	698	1,293
Operating lease liabilities	8,189	7,606
Deferred credits and other	4,902	4,403
Total non-current liabilities	13,850	13,385

Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,636,473 and 6,553,673 shares issued and 6,523,259 and 6,462,138 shares outstanding, as of April 30, 2024 and October 31, 2023, respectively	652	646
Additional paid-in capital	62,155	61,665
Retained earnings	172,461	180,124
Accumulated other comprehensive loss	(19,691)	(20,204)
Total shareholders' equity	215,577	222,231
Total liabilities and shareholders' equity	$ 280,826	$ 290,589